UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2010

INTERNATIONAL COAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32679	20-2641185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia	25560
(Address of principal executive offices)	(Zip Code)

(304) 760-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2010, ICG, LLC (the “Borrower”), a wholly-owned subsidiary of International Coal Group, Inc. (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Borrower, the Company and certain subsidiaries of the Company as credit parties, the lenders party thereto, General Electric Capital Corporation (“GE”), as administrative agent and as a collateral agent, UBS AG, Stamford Branch (“UBS”), as a collateral agent and PNC Bank, National Association, as documentation agent. The asset-based loan facility consists of a $125.0 million senior secured facility with a four year term available for loans and the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, the Borrower will be able to elect to increase the size of the facility up to a maximum of $200.0 million.

The obligations of the Borrower under the Credit Agreement are guaranteed jointly and severally by the Company and all of the Company’s current and future wholly-owned subsidiaries and is secured by a first-priority security interest on substantially all of the Company’s and each other guarantor’s existing and after-acquired real and personal property (subject to certain materiality thresholds), including all outstanding equity interests of the Company’s wholly-owned subsidiaries, pursuant to the terms of an Amended and Restated Security Agreement, dated as of February 22, 2010 (the “Security Agreement”), among the Borrower and the guarantors party thereto, as pledgors, assignors and debtors, and GE and UBS, each in their capacity as a collateral agent pursuant to the Credit Agreement, as pledgees, assignees and secured parties thereunder.

Interest on the borrowings under the Credit Agreement is payable, at the option of the Borrower, at either a “Base Rate” or a “LIBOR rate,” in each case plus an applicable margin. Borrowings under the Credit Agreement may be used for general corporate purposes of the Company and its subsidiaries, including capital expenditures, subject to certain limitations.

The Credit Agreement contains customary affirmative and negative covenants for asset-based loan facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The Credit Agreement requires us to meet certain financial tests, including (i) limitations on capital expenditures and (ii) a fixed charge coverage test in the event that the sum of unused revolving credit borrowing availability plus unrestricted cash on hand drops below $40.0 million for five business days.

The Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the facility to be in full force and effect, and change of control. If an event of default occurs under the Credit Agreement, the agents and lenders under the Credit Agreement will be entitled to take various actions, including accelerating amounts due under the asset-based loan facility, and all actions permitted to be taken by a secured creditor.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, on February 22, 2010, we refinanced our existing Second Amended and Restated Credit Agreement, dated June 23, 2006, by and among the Borrower, as borrower, the guarantors party thereto, the lenders party thereto, J.P. Morgan Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and CIT Capital Securities LLC, as co-syndication agents, Bank of America, N.A. and Wachovia Bank, N.A. as co-documentation agents, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as issuing banks, UBS Loan Finance LLC, as swing line lender, and UBS AG, Stamford Branch, as an issuing bank, administrative agent and collateral agent (as amended, the “Former Credit Agreement”) and related agreements and documents. The Former Credit Agreement provided for a five-year $100.0 million senior credit facility. A portion of the proceeds from the Credit Agreement was used to repay in full all amounts outstanding under the Former Credit Agreement on the date of retirement. The Company did not incur any early termination or prepayment penalties in connection with the replacement of the Former Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See “Item 1.01 Entry into a Material Definitive Agreement” above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/S/ BRADLEY W. HARRIS
Name:	Bradley W. Harris
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: February 22, 2010